THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

EVENT DATE/TIME: MARCH 04, 2013 / 09:30PM GMT

OVERVIEW:
Co. reported 2Q13 total net sales of $1.24b and adjusted net income from continuing operations of $43m or $0.26 per diluted share. Expects FY13 adjusted diluted EPS from continuing operations to be $1.20-1.30.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	1

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend ICR - IR

David Jaffe Ascena Retail Group Inc - President and CEO

Dirk Montgomery Ascena Retail Group Inc - CFO

CONFERENCE CALL PARTICIPANTS

Janet Kloppenburg JJK Research - Analyst

Scott Krasik BB&T Capital Markets - Analyst

Anna Andreeva FBR Capital Markets - Analyst

Neely Tamminga Piper Jaffray & Co. - Analyst

Brian Tunick JPMorgan Chase & Co. - Analyst

Oliver Chen Citigroup - Analyst

Luke Whorton KeyBanc Capital Markets - Analyst

Mark Montagna Avondale Partners - Analyst

Janine Stichter Telsey Advisory Group - Analyst

Steve Marotta CL King & Associates - Analyst

Mitch Van Zelfden SunTrust Robinson Humphrey - Analyst

PRESENTATION

Operator

Good afternoon. My name is Regina and I'll be your conference operator for today. At this time I would like to welcome everyone to the Ascena Retail Group second-quarter earnings conference call. I would now like to introduce Allison Townsend of ICR. Miss Townsend, please begin.

Allison Townsend - ICR - IR

Thank you Regina and good afternoon, everyone. Today's call is being recorded and will be available for replay later today. Information on accessing this replay is available in today's press release.

As a matter of formality, we would like to remind participants that remarks made by Management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties and could cause the actual results and implementation of the Company's plans to vary materially. These risks and uncertainties are referenced in today's press release as well as in the Company's most recently filed Forms 10-K and 10-Q.

Finally, in these remarks, we refer to adjusted earnings, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measures we discuss today to GAAP measures are included in today's press release. I would now like to turn the conference call over to your host, Mr. David Jaffe, President and CEO. David?

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you. Good afternoon and thank you for joining us to discuss our fiscal second quarter. I'd like to welcome Dirk Montgomery, our new CFO, to his first Ascena earnings call. We're pleased to have the benefit of his leadership and experience in retail. On today's call I'll recap our second-quarter highlights, Dirk will give you a detailed financial review including guidance, and then I'll update you on our strategic objectives.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	2

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

The backdrop for the second quarter was a tough one for specialty retail in general. As you know, traffic especially in the Northeast was hurt by significant weather events including Hurricane Sandy. Economic concerns including budget policy issues and tax increases took a toll on middle income consumers, impacting their behavior. We expect those concerns to continue into spring. The holiday selling season was generally soft.

So with that in mind, let's look at the overall financials. Ascena had softer than expected holiday sales with total comp sales of plus 2%. A consolidated decline of 1% in our store comps reflected the external backdrop I just described, with sales plan misses at dressbarn, Lane Bryant, and maurices, partially offset by a strong 27% increase in e-commerce, which continues to become a more important part of our business. Our sales growth of 44% to $1.2 billion in the quarter was driven largely by the inclusion of Lane Bryant and Catherines.

Adjusted earnings per share for the second quarter were $0.26, compared to $0.40 per share in the same quarter last year. Some of this year-over-year decline will be addressed as we eliminate redundancy and integrate Lane Bryant and Catherines over the next few years. Our biggest profit miss across the brands was in dressbarn, which had merchandising issues, which have been addressed.

I'd like to walk you through each of our five brands in a little detail. First, Justice, which has remained trend right and performed well for holiday. Sales in the second quarter were up 9% with store comps up 4%, e-commerce up 24%. Transactions were up 5% and we saw a 1% increase in dollars per transaction. With regard to specific categories, denim, woven tops, and lifestyle pieces were standout performers. We took the cadence of promotion up versus last year at Justice with a marketing strategy that continues to focus on communicating value through both targeted loyalty programs and store-wide point of sale events. Justice executed additional POS events during the quarter, including flash sales, in which an additional 20% off was offered for short period of time on top of the 40% off the entire store promotion. The three flash sale events during the quarter generated incremental sales and margin dollars. Combined with increased circulation of direct mail catazines, these marketing strategies were very successful in driving business during the quarter.

We opened 7 Justice stores, including one in Canada, and closed 10, ending the quarter with 958 stores versus 917 last year. New store performance for Justice is in line with our expectations and generating attractive returns. We would also like to note that we added Brothers to 15 stores in November, bringing the total dual gender store count to 30. The results from these stores continue to be encouraging and we are planning to roll Brothers out to an additional 50 stores in the spring. We're very pleased with the continued strengthening of the Justice brand and its future growth opportunities.

Turning to Lane Bryant. As we announced we are very fortunate that Linda Heasley has joined Lane Bryant as President and CEO. We couldn't be more excited to have such a talented and experienced leader for this brand. Linda brings with her a strong track record of performance from her time as President and CEO of Limited Stores, as well as previous senior leadership roles at Timberland, Limited Brands, and CVS. I look forward to working with her as she and her team revitalize the Lane Bryant brand. In the quarter, Lane Bryant felt the traffic decline from the soft retail environment and ended the second quarter with sales down 2%. Accounts were down 5%, offset by new store growth and 17% growth in e-commerce sales. With regard to specific categories, our selection of active, separates, denim, and panties performed well for the quarter with sweaters, bras, and knit separates down versus last year.

During Q2 we adopted a more focused promotion strategy and we've reduced the level of overlapping offers that individual customers receive. This strategy, combined with lower seasonal inventory levels and improved initial markups, allowed us to grow Q2 gross margin dollars over last year despite the lower comp. We'll continue to refine those improvements and promotion strategy in the spring. I would also like to note that the penetration of our private label credit card increased to 40%. The Lane Bryant store count is 789 locations at the end of the quarter, versus 802 last year. During the second quarter we opened 2 new stores and closed 28. We're very excited about our new flagship that opened last week on 34th Street in Manhattan. Initial customer feedback has been very positive and we encourage you to visit the store.

Turning now to maurices, a traffic decline of 6% affected the business, while total sales growth was 7% due to new stores, and strong e-commerce growth of 51%, store comps were down 1% in the quarter. With respect to categories, our plus size woven tops, branded denim, and dresses performed well. With respect to marketing, we replaced our post Christmas mailer with a November prospect mailer. Our Take 10 loyalty program continues to grow and we've increased the size of our email database to 2.9 million. Additionally the penetration of our private label credit card increased over last year and is now at approximately 37%. Our store base is now 850 locations at the end of the quarter versus 803 stores last year. During the second quarter we opened 13 new stores, including 4 in Canada, and closed 3 stores. New store performance in the first half was in line with sales and profit targets in aggregate and generating healthy returns.

Now to dressbarn, our most challenging business in the quarter. Total sales were down 4%, including a 6% decrease in comps. Even so, e-commerce continued to be a bright spot in the business with an impressive increase of 60% for the quarter. Given its high concentration of stores in the Northeast, this was where Hurricane Sandy had the greatest impact. From a merchandising perspective, the majority of our sales and margin dollar miss was driven by weak sweater performance. Fall sweater assortment had a higher fashion penetration that did not resonate with our consumers. We have adjusted the fashion mix for this spring and next fall and are confident we'll have the right sweater offering. On a positive note, dresses, knits, and casual bottoms performed well in Q2 and are all key departments for the spring season. With regard to marketing, we ran similar programs to last year but we have refined our customer targeting and improved our mailer response rates, despite soft sales. Additionally, enrollment in our blushPERKS loyalty program, now a year old, has increased substantially to 4.6 million customers. I'll note that our private label credit card market share is now at 31% of sales.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	3

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

At Catherines, our smallest brand, sales grew 3% in the quarter with store comps up 6% and 19% growth in e-commerce sales, partially offset by fewer stores. Merchandise categories that performed well for the quarter include sweaters, knits, sleepwear, and bras. The Catherines marketing program is focused on driving key items and novelty tops. The direct mail program had one additional event this year with eight in total, and the penetration of our private label credit card has increased to 42%. The Catherines store count is at 409 at the end of the quarter versus 435 last year. During the second quarter, we closed eight stores.

Before I turn the call over to Dirk for a deeper dive on the numbers, I'll just say that this was obviously a challenging quarter. We know we have opportunities to improve our merchandising, marketing, and promotion strategies to drive top line, and are aggressively addressing those opportunities. I am pleased that we responded to challenges we faced quickly once we saw the problems and transitioned well to spring assortments. Our brands are well positioned for this economic climate by offering attractive fashion at a value to consumers who will continue to be under pressure. Now Dirk will provide an update on financial highlights.

Dirk Montgomery - Ascena Retail Group Inc - CFO

Thank you, David and good afternoon everyone. I'm delighted to be joining the call today as the new Ascena CFO, and looking forward to interacting with all of you and Ascena in the Ascena investment community.

Before reviewing our second-quarter results, it's important to note that this year's quarterly earnings include certain acquisition and financing related costs. We believe these costs are not indicative of ongoing operations for period-to-period comparisons. Results discussed on this call are adjusted to exclude those items which are more fully described in the earnings press release we issued today. In addition, my comments on last year's quarterly results have been adjusted to include Lane Bryant, Catherines, and Charming Shoppes' overhead costs for comparison purposes, unless otherwise noted.

Total quarterly net sales increased 44% to $1.24 billion. Of this amount, Lane Bryant and Catherines accounted for $333 million, or roughly 90% of the growth versus last year. As David mentioned, soft holiday sales and a challenging external environment resulted in comp store sale trends below our expectations at down 1%. Average selling price was down slightly and UPTs were up slightly versus last year. In terms of sales by region, clearly the Northeast was significantly impacted by weather, including the impact of Hurricane Sandy. There were no other significant regional sales variances for the quarter.

Moving down the income statement, gross margin was $662 million or 53.5% of sales. This compares to last year's adjusted Q2 of $664 million, or 53.8% of sales. The 30 basis point decline was primarily due to increased markdowns and promotional activity associated with softer than expected sales results. Total buying, occupancy, and distribution costs were $198 million or 16% of sales, compared to last year's adjusted second quarter of $195 million or 16.3% of sales, reflecting modest leverage on our higher sales volume.

Total SG&A was $349 million or 28.2% of sales. This compares to Q2 last year of $329 million or 27.5% of sales on an adjusted basis. The increase of 70 basis points was primarily due to the duplicative overhead structure created by the acquisition, and we expect to significantly reduce our overhead over the next three years.

Adjusted operating income from continuing operations decreased 9% to $75 million, or 6.1% of sales. This compares to the prior-year adjusted second quarter of $83 million or 6.9% of sales. Adjusted quarterly operating income results by brand fully loaded for corporate overhead costs were as follows. Justice's operating income increased 18% year over year to $91 million, or 20.6% of sales. This compares to prior-year Q2 operating income of $77 million or 18.9% of sales. The increase was due to comp sales above the tipping point and flow-through from improved gross margin versus last year.

Lane Bryant came in with an operating loss of $15 million compared to an operating loss of $14 million in Q2 of last year. Improvements in gross margin were more than offset by increases in SG&A, due to the additional layer of corporate overhead structure driven by the acquisition. maurices operating income increased 5% versus last year to $28 million, or 11.5% of sales compared to prior-year Q2 operating income of $26 million, or 11.8% of sales. This was primarily driven by gross margin dollar increases from sales growth.

dressbarn came in with an operating loss of $25 million or 11.4% of sales, compared to a prior-year Q2 loss of $3 million or 1.5% of sales. The incremental loss was driven by a decrease in sales and gross margin rates due to higher markdowns and promotional activity. The dressbarn profit decline was the major driver in our total overall decline in operating income versus last year. As David mentioned, while some of this decline was driven by weather and environment, we've addressed the merchandising issues and feel confident that we are in good shape for spring.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	4

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

Catherines operating loss was $3 million or 4% of sales, flat compared to the prior-year operating loss. Catherines grew both gross margin dollars and rate above last year, driven by solid top line growth. Similar to Lane Bryant, the additional layer of allocated overhead from the acquisition offset gross margin dollar growth to result in a flat loss versus last year.

The Company's effective income tax rate for the second quarter was 39.4%. This compares to a rate of 36.7% in last year's second quarter. The rate for the period was in line with our expectations. The higher rate compared to last year reflects the absence of higher tax benefits relating to a higher level of the accounting for discrete items last year. Adjusted net income from continuing operations decreased 33% to $43 million, or $0.26 per diluted share. This compares to last year's net income of $64 million or $0.40 per diluted share.

Turning to the balance sheet. We ended the quarter with $326 million in cash and cash equivalents. Of this amount, approximately $130 million is overseas. We ended the quarter with long-term debt of $277 million, all under our term loan with no revolver draw down. During the quarter we prepaid approximately $20 million of the outstanding principal balance of the term loan. After the quarter we prepaid an additional $16 million in principal under the term loan, reducing its balance to $260 million currently.

Due in part to favorable credit market conditions, in February we launched an initiative to explore alternatives to our existing credit agreements, including a potential increase in the size of our ABL facility from $250 million to $500 million. If we implement this increase we will prepay the term loan using cash on hand and by borrowing under the new facility. If successful, we anticipate that this transaction will lower our combined borrowing costs well in excess of the anticipated fees to complete the transaction, while providing greater flexibility.

Our inventory levels ending the quarter reflected responsive inventory management and solid January sales that cleared fall goods to acceptable levels. Our fall goods sell-through rates in February were in line with expectations, and we feel our inventory mix is well positioned as we head into the key spring selling months. Total inventory at cost was $499 million, up 1% versus last year's adjusted balance of $494 million. Total units increased 5% year over year. The increase in inventory dollars in units is largely related to an earlier shift in the timing of receipts for spring inventory, primarily at Justice.

CapEx for the quarter was approximately $37 million. Full-year fiscal 2013 CapEx is projected at $350 million, which includes approximately $130 million for the major multiyear projects we noted previously -- the Etna, Ohio distribution facility, our e-commerce fulfillment center in Greencastle, Indiana, and our IT transformation to a common platform across all brands. In terms of unit development, we expect to finish the year with new unit openings in the range of 180 to 200 openings, and expect to close between 100 and 150 stores.

I'd now like to provide some thoughts on our outlook for spring and full year 2013. We expect the challenging external environment from middle income consumers that we saw in the second quarter to continue into spring. We agree with industry experts, including a recently published National Retail Federation report that the middle income consumer's behavior has been impacted by the payroll tax increase, uncertainty about the labor market, and the general unease created by federal budget and tax issues.

February was softer than we expected, but we're hesitant to put too much importance on this. Traffic was down driven by unseasonably cold weather and some significant winter storms. We were also up against tough comparisons from 2012, when weather was warmer. As a result, our total quarter to date, total comp sales for Q3 were up slightly. March and April make a disproportionately large contribution to spring sales and margin dollars across all our brands, particularly our missy brands due to big Easter and Mother's Day shopping occasions. Although we only have early reads on spring assortment performance, we are encouraged by solid selling results on spring receipts. Given that backdrop, we have reduced our sales plans for spring, and are now expecting comp store sales of flat to 3%, and e-commerce sales of approximately up 25%. In response to our revised sales plans, we have adjusted spring inventories to be well positioned for this sales range, and are implementing tightened expense management and accelerated productivity programs.

Based on these assumptions and actions, we are reaffirming our fiscal 2013 earnings guidance of $1.20 to $1.30 per share, which excludes one-time acquisition related integration, restructuring, and purchase accounting costs as a result of the Charming acquisition. That concludes my financial comments and I'll now turn it back over to David.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Dirk. Beyond the season-to-season management of the business, we're intently focused on moving forward our strategic priorities for driving sustained long-term sales and profit growth. We've already talked a lot about top line trends today and I'd like to close the call with an update on our plans to drive margin improvement on our progress on building talent to drive higher performance.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	5

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

As we noted in October at our Investor Day, we have three major strategies for achieving our long-term goal of operating income margins of 12%. First, we continue to see $50 million in overhead reduction opportunities from the Charming acquisition. Based on progress through the second quarter we're confident we will meet or beat our fiscal 2013 goal and are working toward continued savings in 2014. Second, we identified synergy opportunities across the brands of at least $37 million annually in logistics, services, and technology. We have six major initiatives underway to achieve those savings that are progressing well and should begin to generate savings late 2014. Third, we are making progress on the early stages of creating a global sourcing organization to leverage scale across all brands. The first stage of this effort is adding talent and we've been phasing in design resources at both dressbarn and maurices. We also recently announced that Ronnie Robinson will lead our Ascena global sourcing team, and he is in the process of building his team.

In summary, we're making very good progress on our efforts to improve margins. None of this gets accomplished without leadership and talent, and we have strengthened our Executive leadership team over the last six months in a number of positions. While we've talked about Dirk and Linda, and I just mentioned Ronnie, our sourcing leader, we've also filled other key roles. We announced a new CIO, David Johns last week, a top talent with great experience. At dressbarn we have also recently recruited a number of highly talented leaders in merchandising, marketing, design, and real estate. I look forward to seeing a very positive contribution from these seasoned leaders to our growth as they transition into their new roles over the coming months.

Our leadership team is looking forward to growing the business and driving higher margins. We're very encouraged by the opportunities we have to create superior shareholder returns over the long term. Thank you. And I'd now like to open up the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research - Analyst

David, I just wanted to ask you and Dirk a little bit about the spring trends. It sounds like you're doing a little bit better. Your comp is up slightly right now. I think maybe you were down 1% for the second quarter. Does that up slightly include the internet or is that just the store? Is that the store and internet combined, or just the store comp?

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks for asking that question, Janet. What we've done is segue over to a view of total comp sales, including brick-and-mortar and e-commerce.

Janet Kloppenburg - JJK Research - Analyst

Right. Okay.

David Jaffe - Ascena Retail Group Inc - President and CEO

And on a quarterly basis we do break it out for you. I would just say that the general weighting hasn't changed much in terms of e-commerce's impact. So on a total basis, quarter-to-date, which for us is the four weeks of February and the eight days of fiscal March, we're up slightly.

Janet Kloppenburg - JJK Research - Analyst

Okay. And then have you seen the trend improve as we've started to approach the Easter season, or has it been up and down and no real trend?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	6

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

I think we can all acknowledge that the beginning of February was tough across the industry. I think we all read the same articles and --

Janet Kloppenburg - JJK Research - Analyst

Right.

David Jaffe - Ascena Retail Group Inc - President and CEO

Saw the Walmart leak and all had the same weather issues, et cetera. So I wouldn't say that our trends were any different than I'm sure what you've seen out there.

Janet Kloppenburg - JJK Research - Analyst

Okay. Just a couple more. On the synergies that you talked about, the $50 million, I'm sorry, and the $50 million in overhead reductions, you said that you might -- I think that's for this year, is that right?

David Jaffe - Ascena Retail Group Inc - President and CEO

No actually, Janet, it's over a three-year period.

Janet Kloppenburg - JJK Research - Analyst

Over three-year period.

David Jaffe - Ascena Retail Group Inc - President and CEO

Right.

Janet Kloppenburg - JJK Research - Analyst

But is there an opportunity for better than expected results for your plan this year, David?

David Jaffe - Ascena Retail Group Inc - President and CEO

On the overhead reduction?

Janet Kloppenburg - JJK Research - Analyst

Yes.

David Jaffe - Ascena Retail Group Inc - President and CEO

We hope so. It won't be dramatic.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	7

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

Okay.

David Jaffe - Ascena Retail Group Inc - President and CEO

But the $10 million is out there. Dirk's kicking me under the table here. But I'd say we're tracking slightly above that number right now.

Janet Kloppenburg - JJK Research - Analyst

Sorry, Dirk. Dirk, this one's for you. On the consideration of a new ABL, when would you make that decision? And would that have impact on your capital costs for the second half of fiscal '13?

Dirk Montgomery - Ascena Retail Group Inc - CFO

Yes, it absolutely would. We're in the process of trying to get the deal done. So we're hopeful that we can get it done as soon as possible. Obviously, it's subject to a lot of market conditions, but we're optimistic and we actually think it's going to generate an accretive interest expense save this year.

Janet Kloppenburg - JJK Research - Analyst

And that's not included in your guidance at this time?

Dirk Montgomery - Ascena Retail Group Inc - CFO

Yes, I would say as part of our confidence in maintaining the $1.20 to $1.30 guidance, frankly we're expecting that we're going to get a benefit from the refinancing.

Janet Kloppenburg - JJK Research - Analyst

Okay. So some of it is -- I wasn't sure if that meant that maybe guidance could improve once the ABL was complete.

Dirk Montgomery - Ascena Retail Group Inc - CFO

No, I think we consider that as an offset to -- To the softer sales.

Janet Kloppenburg - JJK Research - Analyst

To the sales change. To the tick-down in the comp estimate. Is that fair?

Dirk Montgomery - Ascena Retail Group Inc - CFO

Yes.

Janet Kloppenburg - JJK Research - Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	8

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

Okay. And then I have one more question. On dressbarn's outlook, it sounds like things are going better there here in the spring season, and I know just how big the Easter season is to that brand. I'm wondering if we should expect or forecast that margins would improve year over year for dressbarn, the operating margin, in this season versus last year.

David Jaffe - Ascena Retail Group Inc - President and CEO

I sure hope so, Janet. It was such a disaster in the fall, and while we've talked about that ad nauseam --

Janet Kloppenburg - JJK Research - Analyst

Right.

David Jaffe - Ascena Retail Group Inc - President and CEO

I see no reason why we can't have a more normalized spring. It's very early in the season for dresses as we start approaching Easter. We are looking at the tea leaves of the early selling and don't see any warning signs. Obviously, Janet, you and I have been in this game long enough. If there's a blizzard, Easter week, that would not be good for dressbarn's dress sales as wells as the other brands.

Janet Kloppenburg - JJK Research - Analyst

Okay. Okay. Great. Well, lots of luck to you guys and I'll speak with you later.

Operator

Scott Krasik, BB&T Capital Markets.

Scott Krasik - BB&T Capital Markets - Analyst

So you didn't call out Justice as a negative on the gross margins, so is this -- were you able to leverage even in your merchandise margin rate the flash sales, and is that something that we can expect going forward, if you continue them?

Dirk Montgomery - Ascena Retail Group Inc - CFO

Well, why don't I speak to the margins and David can speak to the flash sales and how it works into their overall marketing strategy. Justice did see a slight improvement in gross margin rate. Obviously, they had improvement in gross margin dollars for the quarter. And I think we were happy that those promotions, specifically, drove incremental sales and gross margin dollars.

David Jaffe - Ascena Retail Group Inc - President and CEO

So, Scott, to the second part, we are planning more flash sales very surgically for spring, and we believe that we'll see the same results that we saw this fall this spring. And we're being very thoughtful about how many days or when to position it and watching our gross margin carefully to see the impact both in dollars and rate. But so far, we've been very pleased. And if rate were to shrink just a touch as you would expect with the additional 20% off, we feel we're going to more than make up for it in terms of total dollars.

Scott Krasik - BB&T Capital Markets - Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	9

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

Okay. That's helpful. And then I think you were shutting down Fashion Bug at the end of January or early February. Shouldn't there have been -- wasn't there supposed to be a big benefit to SG&A just from that and taking down their mainframe and a lot of that? Have we seen that play out yet in the P&L?

David Jaffe - Ascena Retail Group Inc - President and CEO

Scott, that's discontinued operations.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. Even from the corporate standpoint? Wasn't there a corporate overhead associated with Fashion Bug still?

David Jaffe - Ascena Retail Group Inc - President and CEO

There is. And there was. And if it's not in discontinued, you'll see it as part of our overhead reduction and that's all baked into our numbers.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. And then just last, Dirk, you mentioned the re-fi contributing to the guidance. What were some of the other programs that you accelerated to be able to achieve the same guidance?

Dirk Montgomery - Ascena Retail Group Inc - CFO

Sure. Really three key items. One, we actually did a little bit better than we had thought at the close of the second quarter. January sales were a little bit stronger than we thought and we were able to actually clear fall goods at higher rates than we had originally anticipated. As David mentioned, we're anticipating some, although we need to determine how much, upside on the overhead reduction and synergies from the acquisition and some of the other programs we have going in place. And then thirdly, really just ongoing productivity improvement and expense management. And that would be in addition, then, to the ABL saves.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. All right. Thanks and good luck.

Operator

Anna Andreeva, FBR.

Anna Andreeva - FBR Capital Markets - Analyst

Congrats on building out the leadership team. I had a few questions. So 2Q comps coming in better than expected. Could you guys talk about what you saw in January? I think you did say you were able to clear through some of the product at better rates, but just talk about acceleration by division. Second, I was hoping you could talk about a new sales target for 2013, given that you reined in expectations for 3Q. I'm not sure if you did quantify what is the refinancing contributing to EPS, and a little bit of color about the new initiatives to drive productivity and expense control. Thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, that's a lot.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	10

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

Dirk Montgomery - Ascena Retail Group Inc - CFO

We just wrote all those down.

David Jaffe - Ascena Retail Group Inc - President and CEO

I'll take the first one. January, as Dirk said, it turned out to be a pretty good month for us for all our brands, for the industry too. Maybe that was before reality set in with the payroll tax. There was maybe a little bit of good weather in there. Can't really tell you why, but we were able to clear a little more inventory than we expected at better rates than we had budgeted. So that was all good news, and that's why the guidance that we gave you back at just before ICR, was improved by the $0.03 that we just reported today. So that's why we feel comfortable as Dirk said. We're holding on to the $1.20, $1.30 because we're coming in with $0.03 right there. I'll let him go talk further about that. In terms of the new initiatives, and then I'm going to turn it over to Dirk on the two other issues, I wasn't quite sure which ones you were referring to, Anna. So help me there.

Anna Andreeva - FBR Capital Markets - Analyst

You were talking about additional expense controls as well as new productivity improvements.

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes. I don't think I would say they're new. I think what we said was that we're just accelerating some of them, they're coming in a little bit faster than we had originally anticipated. That's giving us a little bit of wind at our back to help us achieve that $1.20, $1.30. It's another one of those factors. But I wouldn't say there's anything new that we're doing or that we're putting into place.

Anna Andreeva - FBR Capital Markets - Analyst

Okay.

David Jaffe - Ascena Retail Group Inc - President and CEO

And then Dirk, do you want to talk about -- I think the first question was about your -- the sales for the year. Anna, do you want to go back and say it again?

Anna Andreeva - FBR Capital Markets - Analyst

Right. Just curious about the new sales goals that you guys have for the year. You had talked about $5 billion previously.

Dirk Montgomery - Ascena Retail Group Inc - CFO

Yes, $5 billion -- well, in terms of the spring, the revised spring guidance range of 0% to 3%, if you just roll that to full year, the total would be in the range of low 2%'s to close to 4% in terms of the total comp including e-commerce.

Anna Andreeva - FBR Capital Markets - Analyst

Okay. And just curious if you guys have quantified what is the refinancing contribution to EPS in that guidance range? Thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	11

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

So what we think for the guidance for spring or for the balance of the year, the spring impact, assuming that things go as we project, it will probably be about $0.01.

Anna Andreeva - FBR Capital Markets - Analyst

Okay.

David Jaffe - Ascena Retail Group Inc - President and CEO

So that's another $0.01 to the good on that $1.20, $1.30 goal that we've got set.

Anna Andreeva - FBR Capital Markets - Analyst

Okay. Got you. Well, best of luck and congrats on seeing improvement in the business.

Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray & Co. - Analyst

David, you've been making some great acquisitions and talent, not just brands and companies here of late. Wondering if you could remind us if there's some other major holes within your organization that we need to be on the look out for in terms of the team. Or do you think you're there at this point?

David Jaffe - Ascena Retail Group Inc - President and CEO

Almost, almost. At our maurices brand, we've been working with an interim Chief Merchandising Officer, and we would really like to get that figured out and get a permanent solution there, and we've got some irons in the fire there and hope to have an announcement sooner than later. But these things, you're never sure. That's really the one other major hole that I'd say we have right now. Maybe one or two at the VP level that we're working on but nothing that I think will be a game-changer the way a CMO at maurices could be.

Neely Tamminga - Piper Jaffray & Co. - Analyst

We certainly want to give Linda Heasley the leeway that she's going to need to turn Lane Bryant around. I think you've indicated there's just been legacy issues of changing the overall direction of that brand year after year. But I am wondering to what extent you think that she can actually road map a little bit more of a turnaround in that business? Can she affect some of the fall receipts at this point in time? Are we looking into early spring before her real ability to impact the business is on deck? Some guidance there would be helpful.

David Jaffe - Ascena Retail Group Inc - President and CEO

I think that there will be some impact on the fall business, even if it's just to think through product distortions or fine-tuning colors or what have you. I'm sure that she will have some impact. But I think it's going to be at least spring until she's really able to start putting her stamp on the business and maybe after, so it's an evolution. I think she's got to study the business and learn it, and many of the members of her team are relatively new, within the last year or two. So I think they've got to come together and work at the repositioning of the brand. So we're being very careful and thoughtful as we project out that business. We're just as anxious, of course, as everyone is to see that business start performing better. But at the same time, we don't want to rush it and make a rash move. So I think we want to give Linda a little more freedom to study it and determine the best course of action and do a lot of testing along the way.

Neely Tamminga - Piper Jaffray & Co. - Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	12

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

That's helpful. And I have one final question on dressbarn. As we think about their road map, I think you were indicating at the ICR exchange, very appropriately talking about the volume of the business shifting from sweaters into dresses as we think about the spring season. Sounds like you're talking about some positive indications here on some of those early reads for dresses. Of course, weather can always be a wrench in anyone's plan in retail land. I guess what I'm trying to understand is are the comparisons actually eased as we look into March and April relative to what we saw in the difficult comparison in February? Could dressbarn's comps actually overall end up being in that overall Company comp average range of flat, up 3%? Just trying to figure out the plausibility of that.

David Jaffe - Ascena Retail Group Inc - President and CEO

Last year dressbarn's March comps were up 11%. Certainly we're going to appreciate having that early Easter to help drive against that March business from last year as you may recall, was a warm March. I don't really know, Neely. We're certainly not going out there and projecting any big numbers. You saw that we took our comps down for the spring from 3% to 5%, to 0% to 3%; we think that's very realistic, and we think dressbarn is well positioned like all the other brands for spring. We don't see any of the challenges that we had in the fall season at dressbarn carrying over to spring.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Great. Thanks and good luck you guys.

Operator

Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan Chase & Co. - Analyst

I guess we were looking at the analyst marketing materials you guys had at your big day a couple of months ago, and it looked like Lane Bryant at about 55% of sales from a gross margin basis, looked pretty in line with other apparel retailers out there. To us, it looked like your buying, distribution, and occupancy line at I think 21% of sales, that actually looked pretty high. So I guess first question we were wondering if it's Lane Bryant's more of a productivity or expense story than we originally thought, and it's less about a full price selling opportunity. If you could maybe comment, do you see significant merchandise margin opportunity, even though there they're apparently already at the mid-50%s?

David Jaffe - Ascena Retail Group Inc - President and CEO

I do think it's a little of both, Brian. The other thing that you may not be seeing as clearly is we're hitting Lane Bryant and Catherines with two overheads. So they're getting their share of the Ascena overhead and then they're getting their share for Lane Bryant, it's 80% of the Charming overhead. So that factors into it. The gross margin, I think is not unreasonable, but we need to look at that because one of the challenges there is that the sales per square foot productivity is below what we'd like, and one of the ways to deliver that, we believe, is to provide more value to the passerby versus the customer. So the regular customer is getting all these mailings. I talked a little about overlapping offers. We're slowly backing away from that because there was a big spread in the out-the-door price that the customer would pay versus the passerby. And so when we did our surveys we got a lot of feedback saying your prices are too high. So we need to bring those in line and create a little more consistency between the passerby and consumer, the customer, and I think that will help drive up our comps, our productivity. And if we can keep our margins in good order, in the mid-50%s and then work on controlling our expenses through some of the things I mentioned earlier, overhead reduction, synergies, et cetera, there's no reason why this can't be a very solid, strong performing brand in the next few years.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Okay, great. The second question, relative to the consumer out there, how do you rank your brands relative to the payroll tax issue or income taxes or anything like that? How do you think about the brands being most vulnerable to being least vulnerable if this is the consumer tenor as we move through the spring season?

David Jaffe - Ascena Retail Group Inc - President and CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	13

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

I'd like to say that all our brands are well positioned and I think they are because we're -- all the brands, however they market or promote to it are value brands. So we're not the fancy, high end brands that sell or attempt to sell full price in the mall. And as a result, in many of the cases we'll get tradedown, and we saw this back with Lehman four years ago that customers from the higher end specialty stores or department stores were now shopping at our stores. So that's one thing. The other thing is I think our brands are more niche-oriented than many of the retailers, specialty apparel retailers out there. So if you want large size or -- as in Lane Bryant's case, or pure play or extended large size as in Catherines' case, you don't have a lot of choices. So yes, you can go to the department store. But if you want that specialty store experience, and the service that we provide, I think that we have a little bit of a protected niche. Having said that, if the tide goes out, all the boats are going to drop a little bit. So what we've got to do is market aggressively, make sure that we're doing a good job on fashion and, et cetera, and service, et cetera, to try and continue to take market share as we've done so well at Justice, and maybe have an opportunity to do a better job at our other brands.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Just a final one for Dirk. On the flat to up 3% comp guidance for spring, are you assuming all businesses are flat to positive? Are you assuming any businesses are negative?

Dirk Montgomery - Ascena Retail Group Inc - CFO

No, we're assuming that they're all in that range. So I mean, you've got obviously we're going to have some variation within the brands, but I think we're all expecting them to be up.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Okay. Thanks very much guys, and good luck for spring.

Operator

Oliver Chen, Citigroup.

Oliver Chen - Citigroup - Analyst

Just a question regarding what you're seeing in the marketplace with regards to product cost inflation, and if this presents an incremental risk or an opportunity with how you think about your pricing leeway within your banners.

David Jaffe - Ascena Retail Group Inc - President and CEO

We really haven't seen much pressure. We have cycled through the cotton issue, if you remember from a couple of seasons ago, cotton shot up and then it shot back down again. Chinese labor is going up, there's no question. But the labor as a percent of the product isn't dramatic, and our vendors have been fairly aggressive at either holding the cost or possibly, in some cases, moving locations or what have you. So we haven't seen any dramatic pressure, and what small amounts we see generally balance out, and where we've needed to increase our prices by brand or by category within the brands, we've, for the most part, been able to do it and pass that on to the customers.

Oliver Chen - Citigroup - Analyst

Okay. Thanks. And regarding your earlier statements and your outlook for an improving or a comp that's flat to up slightly, what's happening with the Lane Bryant and dressbarn comp in terms of the negative 5% to negative 6% currently versus the forecast? Like which are the comp levers that we should expect to see improve in order for you to make your revised algorithm?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	14

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Oliver, who knows what's going to happen this spring, but what Dirk just said, what we believe is that for spring season all the brands should be up in the low-single digits. Now, obviously as the season plays out, some may outperform others. But we believe all of the brands, including Lane Bryant and dressbarn, that had the most challenging second quarter, should still be able to have a positive comp. And as I mentioned earlier, the challenges we saw at dressbarn in particular are behind us, and going into March with Easter just whatever, four weeks away, we feel pretty good that we are well positioned to do well.

Oliver Chen - Citigroup - Analyst

Okay. Our final question is just a modeling question. When we think about the SG&A dollars in the third and fourth quarter, should we model sequentially -- a sequential increase off of the 2Q number? It's just a little more challenging give that we don't necessarily have the pro forma year over year.

Dirk Montgomery - Ascena Retail Group Inc - CFO

On a GAAP basis I think for full year, I think you can expect SG&A percent as a percent of sales to be more or less in line with second quarter.

Oliver Chen - Citigroup - Analyst

Okay. Great. Very helpful. Thank you. Best regards.

Operator

Edward Yruma, KeyBanc Capital.

Luke Whorton - KeyBanc Capital Markets - Analyst

This is Luke Whorton in for Eddie Yruma. Revisiting on Justice and the opportunity at Brothers, it seems as though things have gone according to plan and you're up to about 30 stores, maybe a slight acceleration up to 50 stores in the spring season. Is that an indication that things are maybe going potentially better than expected? And what learnings have you had there, and what potential headwind -- or tailwind I should say to comps and possibly gross margin expansion?

David Jaffe - Ascena Retail Group Inc - President and CEO

We're pretty excited about Brothers, and it's not a huge increase from our original plan. But yes, it's an increase. And I think that speaks to the learnings, some of which really aren't quantified. We learned what the boy or the mom buying for the boy is looking for and price points and style, et cetera. But specifically, what was very, very encouraging is that when we did the analysis, we found that the Justice, the girls business was not impacted by the addition of Brothers. So that's huge.

So what that means is, even though we took square footage away from girls, it did not hurt the girls business. So the girls comp traded in line with the rest of the chain. So clearly, then, the Brothers business became completely incremental. So we think that's very, very bullish and we think in the future there's no reason why all our stores can't have a Brothers component to it. So we'll get more productivity out of that box, both in terms of your sales per square foot, and obviously from your gross margin perspective as well. So very good news, and it will certainly take many years to roll it out completely. We see that to be incremental business increasing year after year.

Luke Whorton - KeyBanc Capital Markets - Analyst

And is the comp -- I don't know if you can break this out but the feel you've gotten from Brothers, is it comparable to the comp you have for the rest of the Justice girls business?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	15

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

It hasn't comped yet. This is our first year.

Luke Whorton - KeyBanc Capital Markets - Analyst

I should say the contribution to sales, is it at a productivity level that's comparable to the girls business yet or it's just --

David Jaffe - Ascena Retail Group Inc - President and CEO

No.

Luke Whorton - KeyBanc Capital Markets - Analyst

Simply accretive to -- it's an addition on top of your productivity with girls.

David Jaffe - Ascena Retail Group Inc - President and CEO

It's addition on top of that, but it's a brand-new business. Obviously we've been doing Justice for a long time. So not a surprise, and we see lots of opportunity to continue to grow the top line, the productivity of that, as well as to improve the margins.

Luke Whorton - KeyBanc Capital Markets - Analyst

Great. And then one last follow-up question on Justice. With the roll-out of your stores in Canada, are you continuing to see higher productivity levels there than your US stores, as you previously noted?

David Jaffe - Ascena Retail Group Inc - President and CEO

On average; that's correct.

Luke Whorton - KeyBanc Capital Markets - Analyst

Okay. Thank you very much.

Operator

Mark Montagna, Avondale Partners.

Mark Montagna - Avondale Partners - Analyst

Follow-up on the Brothers topic. David, how come it will take multiple years for Brothers to roll out? Because when you put in plus sizes over at maurices quite a few years ago I think you did that all in one calendar year.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	16

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

We actually did it as a big bang.

Mark Montagna - Avondale Partners - Analyst

Yes.

David Jaffe - Ascena Retail Group Inc - President and CEO

It's very different. Because if you've seen one of our Brothers stores or we call them dual gender stores, you'll notice that we built out a little shop within the store. And that's critical, because you don't want the girls feeling that we've now made it a dual gender store. We don't want to become PS, where they're all mixed together. So we have this little shop depending on the store, either in the back corner, maybe in the front corner, but it's completely isolated, and that way the girl still has this big store and the Brothers is only about 20% of the selling square footage. But we build it out so it looks like a boys tree fort and, therefore, it is isolated. It is unique to boys. And to build those out costs money and takes time. So we can't just snap our fingers and convert the chain.

Mark Montagna - Avondale Partners - Analyst

Okay. Yes, I've seen a couple up in Columbus and I thought it looked really good.

David Jaffe - Ascena Retail Group Inc - President and CEO

Good. Thank you.

Mark Montagna - Avondale Partners - Analyst

Yes. So then, expense leverage. What is -- looking at third and fourth quarter, what comp would you need to leverage expenses for, say, BDO, and then also for SG&A in the third and fourth quarter?

Dirk Montgomery - Ascena Retail Group Inc - CFO

Yes. Well, certainly it would probably be in the higher end of the revised guidance range, Mark. This is Dirk. I can work with you offline to give you a more refined answer on that after the call.

Mark Montagna - Avondale Partners - Analyst

Okay. And then lastly, it sounded like -- I think heard this correct, that February comps were a little behind where you wanted to be.

David Jaffe - Ascena Retail Group Inc - President and CEO

No.

Mark Montagna - Avondale Partners - Analyst

No?

David Jaffe - Ascena Retail Group Inc - President and CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	17

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

I mean, sure. Let me -- I didn't mean to cut you off. Finish your question. Then I'll answer it.

Mark Montagna - Avondale Partners - Analyst

The weather and Social Security tax, all that.

David Jaffe - Ascena Retail Group Inc - President and CEO

Right.

Mark Montagna - Avondale Partners - Analyst

Everybody's behind. So little behind where you want to be but you've adjusted spring inventory, so is it fair to say that you do not have an inventory backup, that you're okay with where you are with inventory?

David Jaffe - Ascena Retail Group Inc - President and CEO

Overall, I would say that's absolutely right. Within one or two of the brands there's a pocket or two of category or whatever that they're still working on, frankly. I think we'll be fine. I don't anticipate problems. But it's something that Dirk and I watch and keep an eye on because you just don't know if the business is going to continue on plan or if it hiccups and you don't want to be stuck with extra inventory of course.

Mark Montagna - Avondale Partners - Analyst

Okay. So you were going to correct me. Did I hear you correct that you were just a little behind or --?

David Jaffe - Ascena Retail Group Inc - President and CEO

I think what we said earlier was quarter to date --

Mark Montagna - Avondale Partners - Analyst

Right.

David Jaffe - Ascena Retail Group Inc - President and CEO

We're up slightly. So given the disaster that we all read about in early February, I think we're in good shape and there were some comments oh, my gosh, everybody saw the Walmart e-mail and whatnot. So while certainly we did not make our plan for February, just some feedback, oh, this was a disaster month, and I just want to make sure everybody understands that up slightly isn't up as much as we would like it to be, but it sure wasn't down -- what was it -- 32% as some other people may have been.

Mark Montagna - Avondale Partners - Analyst

Okay. All right. Thanks for that correction. And then when you talked about adjusting the spring inventories, were you able to cancel orders? Because it seems like you typically would own the entire supply chain. How did you adjust spring inventories?

David Jaffe - Ascena Retail Group Inc - President and CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	18

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

It varies, Mark, by brand. Some of it is cancelling orders. Some of it is putting out deliveries for later date or transferring orders from a May delivery to a June delivery or not making quite as many and saving those piece goods for another style that will be delivered later. Every merchant, every buyer's got their little tricks to control inventory.

Mark Montagna - Avondale Partners - Analyst

Okay. All right. Great. Thanks.

Operator

Janine Stichter, Telsey Advisor.

Janine Stichter - Telsey Advisory Group - Analyst

Just a couple of questions. I know you were hoping to transfer some of the sales from Fashion Bug as you closed it to come of the other brands, particularly dressbarn. Wondering if you saw any of that during the second quarter and if there was still any opportunity there? And also on Lane Bryant just curious what kind of productivity you're seeing from some of the stores that had migrated off-mall compared to those that are on-mall?

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. With the Fashion Bug transfer, I would tell you that we just closed the stores at the end of the quarter. So we didn't expect to see much until spring. So everybody's in Fashion Bug getting their great deals on the last remnants at crazy prices and getting the bounceback to shop our other brands. So the next big shopping event is Easter. So that's when we'll probably start seeing the coupons coming in, and we're tracking it and I'm sure by the next call I'll have a better sense of how successful that effort was, based on what we were able to track. Right now, it's anecdotal and that's it. On the Lane Bryant, I don't have any new numbers to share with you, although we do track it. The number that is of interest when we transfer a store from -- or relocate a store from a mall to a strip, we typically get a nice pop in our sales, our store is more productive, and we get a nice reduction in our occupancy cost. So together, the two drive a more profitable model for us. Let us dissect things and give Dirk a call in another few weeks and we'll be able to follow up and give you more specific numbers for that, Janine.

Janine Stichter - Telsey Advisory Group - Analyst

Okay. Great. Thank you very much.

Operator

Steve Marotta, CL King and Associates.

Steve Marotta - CL King & Associates - Analyst

David, in your prepared remarks you mentioned that Lane Bryant gross margin in the fourth quarter benefited from the reduction in overlapping promotions versus a year ago. Can you talk a little about the runway for a similar strategy that may benefit Lane Bryant gross margin dollars over the next quarter or two or three?

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. What we've done is take a look, as I mentioned earlier, about this disconnect between the great deal that the customers get with these stackable coupons, versus the passerby that didn't get any of those coupons because she's not on the mailing list or the e-com list or what have you. So what we're trying to do is look at all our promos and make sure that they all stand alone as well as provide in-store promos to the passerby. So we're not necessarily looking to reduce our markdown rate. We just want to spread it out a little bit differently. So as we heard earlier, the margin rate's not too bad. We just want to make sure that we're attracting new customers into the store and converting them, as well as giving our existing customers a reason to come back.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	19

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

Steve Marotta - CL King & Associates - Analyst

Great. Can you talk also about proportionate sales breakout by month in the third quarter, again, not on a dollars basis but on a proportionate basis, how much is done in February, March, April?

David Jaffe - Ascena Retail Group Inc - President and CEO

I don't know if Dirk's got that at his fingertips. But just let me remind you that March is a five week month, and Easter comes at the end of March and February's still really a clearance month. So Dirk's scrambling. Why don't you give him a call later.

Dirk Montgomery - Ascena Retail Group Inc - CFO

We've got that. I can get back to you with that. Obviously, Marpril is much more significant. Those two months are much more significant than February. So I'll get back to you offline on that.

Steve Marotta - CL King & Associates - Analyst

No problem. Lastly, I just want to verify that I heard correctly. Assuming a potential re-fi and the timing that you guys are anticipating, that would benefit the current year to the tune of $0.01. Is that accurate?

Dirk Montgomery - Ascena Retail Group Inc - CFO

Yes. Obviously that's pending when we can get it closed and if it's what we think it's going to be. But we think that that's a reasonable expectation.

Steve Marotta - CL King & Associates - Analyst

Great. Thank you.

Operator

Mitch Van Zelfden, SunTrust.

Mitch Van Zelfden - SunTrust Robinson Humphrey - Analyst

On dressbarn, aside from the weather issues in the Northeast, is there anyway you could comment how the division performed in smaller markets versus the larger markets?

David Jaffe - Ascena Retail Group Inc - President and CEO

Good question. I can't answer it for you. We don't slice and dice it that way but we can and so I'd ask you to follow up with Dirk.

Mitch Van Zelfden - SunTrust Robinson Humphrey - Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	20

MARCH 04, 2013 / 09:30PM GMT, ASNA - Q2 2013 Ascena Retail Group, Inc. Earnings Conference Call

Okay. Second, how are accessories trending at maurices? Do you feel that's an opportunity this spring?

David Jaffe - Ascena Retail Group Inc - President and CEO

Oh, man, you set me up on that one, huh, Mitch? We have a new divisional for accessories at maurices, who is terrific and he's been on board now for I want to say two months or three months. He is going to make a huge change and has really started repositioning the accessory business, and I think you will see the change this spring. I think he's going to have a really positive impact. So I'm very excited to see how that business develops.

Mitch Van Zelfden - SunTrust Robinson Humphrey - Analyst

Okay. Great. Thank you.

Operator

Ladies and gentlemen, this does conclude the question and answer portion of today's event. I'd like to turn the call back over to Management for any closing remarks they'd like to make.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you everyone for your interest and we'll look forward to speaking to you at the end of our third quarter. Have a good evening.

Operator

Ladies and gentlemen, with that you may now disconnect. Have a good day.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.	21